EXHIBIT 99.1

ASHFORD HOSPITALITY TRUST
Second Quarter 2013 Conference Call
August 1, 2013
10:00 a.m. Central

Introductory Comments – Scott Eckstein

Good day, everyone, and welcome to Ashford Hospitality Trust’s conference call to review the Company’s results for the second quarter of 2013 and to discuss our previously announced, proposed new platform Ashford Hospitality Prime. On the call today will be Monty Bennett, Chairman and Chief Executive Officer, Douglas Kessler, President, David Kimichik, Chief Financial Officer and Jeremy Welter, Executive Vice President of Asset Management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties, and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-3 and other filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on July 31, 2013, and may also be accessed through the Company’s website at www.AHTREIT.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction – Monty Bennett

Thank you and good morning. I’m going to start off the call today talking about our recently announced spin-off of Ashford Hospitality Prime and the rationale behind this transaction. I’ll also provide some detail on the performance of the Ashford Prime portfolio during the second quarter. Then, I’ll provide a quarterly update before I turn the call over to Kimo for a financial review of the quarter.

This leadership team strives to excel in all aspects of the management of Ashford. In our view, the best measurement of leadership is the value we create for our shareholders. Under this team’s leadership, Ashford has experienced tremendous outperformance since our IPO in 2003, generating 114% total return to shareholders compared to the 73% return from our peers over the same time period. In fact, we have outperformed our peers in almost every yearly Total Shareholder Return period looking backwards since our IPO. As of yesterday, our 1 year total return has been 60% compared to the 25% by our peers. Our 3 year total return is 44% compared to our peers’ average of 25%. And our 5 year total return is 246% compared to the peer average of only 20%, just to name a few.
One of the primary reasons for this outperformance versus our peers, we believe, is our superior operational expertise. This is most clearly demonstrated by our strong EBITDA growth and our best-in-class EBITDA flowthroughs. Our EBITDA growth has been positive for the past 13 quarters and has averaged over 11% per year for that time period. One of the primary drivers of EBITDA growth is EBITDA flowthroughs. We have the highest average EBITDA flows of all hotel REITs over the past six years. On average, our EBITDA flows have been 62%, about 1.6 times greater than the peer average’s 39% flows.

We also believe our strong return performance is due to our attractive & well-covered dividend. Ashford has a long history of offering attractive yields to investors. We are one of only a couple of our peers that has both an above-average dividend yield AND an above average dividend coverage ratio. Our dividend yield is about 4.1% compared to the peer average of about 2.7% while our coverage ratio is 3.5x compared to the peer average of 2.3x.

Finally, one of the most unique, and yet one of the most powerful, ways we create shareholder value is through the implementation of extra-ordinary strategies. During the downturn in ’08, we believe, we were the only REIT to implement significant interest rate hedges. Those hedges, alongside our common share buyback program, preferred stock buy-backs, and flooridor strategies have created over half a billion dollars, in share value, for our shareholders to date. During the downturn, we suspended our dividend as a precaution, yet we would have had the cash to cover our then dividend level easily had we continued it.

Although the return we provide to our shareholders is a function of our operational and strategic initiatives, we believe Ashford is empowered by an even longer-lasting, durable competitive advantage due to the high alignment we have with our shareholders’ interests. Our insider ownership is nearly 19%, compared to the peer average of only 3%. No other management team in our sector is more highly aligned with the performance of their company. We are clearly privileged to say that we have enjoyed this growth alongside our shareholders.

In our pursuit to continue to provide superior shareholder returns, in June we announced that our Board of Directors had approved a plan to spin-off of an 80% interest in a high quality, high RevPAR hotel portfolio that will be called Ashford Hospitality Prime. For those of you who did not see our previous announcement, we approved a plan to spin-off this interest in an 8-hotel portfolio, totaling 3,146 rooms, or 2,912 owned rooms, to holders of Ashford Trust common stock in the form of a taxable special dividend. The dividend is expected to be comprised of common stock in Ashford Hospitality Prime, Inc., a newly formed company to which Ashford Trust plans to transfer the portfolio interests. We expect the distribution to take place sometime in late September.

The history of this transaction dates back to a little over a year ago, when we started including in our presentations the concept of looking at our company as two portfolios, portfolio A and portfolio B. That illustration was based on a high leverage portfolio and a lower leverage portfolio, which led us to thinking about our company in terms of the relative embedded value of each component of our portfolio. We have been constantly searching for ways to maximize stockholder value given our close alignment with shareholders due to our significant insider ownership. The board analyzed several different options to maximize stockholder value, and ultimately determined that a spin-off of Ashford Prime was in the best interests of the Company and its shareholders.
Ashford Prime will have a focused strategy to invest primarily in high RevPAR hotels and resorts located predominantly in domestic and international gateway markets. The high quality of the Ashford Prime portfolio, as well as the focused investment strategy and targeted lower leverage profile, have been designed with the goal to make Ashford Prime attractive to a broad range of investors and to capitalize on hotel investment opportunities to further enhance stockholder returns.
In our financial tables accompanying our earnings press release, we have provided detailed financial information for the Ashford Prime portfolio. We believe it is paramount that investors have enough information to make informed investment decisions and we provide the same financial information to investors that we find most useful in running our business. Since the Ashford Prime portfolio will initially have significantly less hotels than the Ashford Trust portfolio, we believe it makes sense to increase the level of financial disclosure, so we have provided property-level operating information for the eight Ashford Prime hotels. Our hope is that this additional information will equip our investors and analysts with additional details to help them build their valuation and financial models with even greater precision.
During the quarter, the Ashford Prime portfolio experienced RevPAR growth of 7.9%, driven by a 5.4% increase in ADR and a 198 basis point increase in occupancy. Hotel EBITDA Margin increased 193 basis points and Hotel EBITDA flow-through was 70%.

These are impressive results and I believe they speak to the underlying rationale behind this spin-off, that is, to unlock the embedded value in this portfolio. Ashford Prime’s focus will differ significantly from Ashford Trust, focusing on high RevPAR hotels positioned in domestic and international gateway markets. After the separation is completed, Ashford

Prime’s targeted assets will be luxury, upper-upscale, and upscale hotels and resorts expected to generate RevPAR at least twice the national average, currently approximately $130 and higher. Ashford Trust on the other hand will continue to focus on all segments of the hospitality industry, with RevPAR criteria outside the Ashford Prime investment focus, and at all levels of the capital structure.

Also, Ashford Prime will have a much more conservative capital structure than Ashford Trust, with a target net debt plus preferred equity to EBITDA ratio of 5.0x or less. We recently completed a follow-on public offering of 12.25 million shares of common stock at a gross price of $12.00 per share. The proceeds from the equity offering will be contributed to Ashford Prime in connection with the spin-off, and will take a big step in getting Ashford Prime to its targeted leverage level of 5.0x net debt and preferred equity to EBITDA. Pro forma for the cash from the equity raise, and assuming we don’t contribute any additional cash to Ashford Prime, we estimate the net debt to EBITDA ratio to now be in the mid 6x range.

From a deal flow perspective, Ashford Prime will already have agreements in place with Ashford Trust regarding future acquisition opportunities including options to buy the Pier House Resort and the Crystal Gateway Marriott and, subject to certain conditions, rights of first offer on twelve hotels in the Ashford Trust portfolio that already meet its investment guidelines should Ashford Trust decide to sell any of those hotels. These agreements immediately position Ashford Prime for growth and provide a dedicated pipeline of investment opportunities consistent with its high RevPAR asset focus.

Further, Ashford Prime will be managed by the same Ashford Trust management team under a revolutionary advisory agreement that has been structured to ensure close management alignment with shareholders. The base fee is calculated on market enterprise value, as opposed to gross asset value, and the incentive fee is based on shareholder return outperformance compared to a defined peer set. Also, like Ashford Trust, insiders will own approximately 19% of Ashford Prime. So, while Ashford Prime will be externally advised, it will have a management structure that we believe is materially more shareholder friendly than a typical internally advised company.

Most importantly, this is the same management team that has provided its shareholders with exceptional long-term total shareholder returns. I believe we have the most highly-aligned, stable, and effective management team in the hotel industry. The same people that took Ashford Trust public a decade ago are all still here. We collectively have sold very little of our stock over the years and have made material additional cash purchases of shares. Our insider ownership is now at 19% and is by far the highest in the hotel REIT industry and clearly sets us apart from our peers. The majority of our management’s team net worth is in Ashford stock, and as a result we strive to be good stewards of the capital entrusted to us by our investors, since our own personal capital is at risk with yours.
Our management team has spent their entire careers working in the lodging and real estate industries in a variety of roles including acquisitions & dispositions, asset management,

property management, finance, accounting, etc. If you look at just the top ten most senior executives in our company, we have well over 200 years of cumulative hotel & real estate experience. We believe that our industry and capital allocation expertise is most clearly reflected and demonstrated in the strong, consistent shareholder returns that I quoted earlier.
In speaking with many of you over the past few weeks, I’d like to address some of the concerns that have been raised. First, let me clarify the dividend for Ashford Trust will not change following this separation and will remain at 12 cents per share per quarter for the balance of this year. In December, as is our custom, we will provide dividend guidance for 2014. We expect the Ashford Trust dividend for 2014 to stay the same as 2013 or increase just slightly. As I mentioned earlier, our dividend is well covered and our yield is among the highest in the industry. Regarding Ashford Prime, while the dividend will ultimately be officially set by its new board, we expect it to start off with a dividend of 1 cent per share per quarter, paying its first dividend in January for the fourth quarter of 2013. Bottom line, shareholders who hang on to both Trust shares and Prime shares after the split will have a net increase in dividends.

Another concern I’ve heard is about Ashford Prime’s lower market capitalization post-separation and its potential impact on the EBITDA valuation multiple. When evaluating this transaction, we conducted extensive analysis on this very subject before finally deciding on this strategy. We came to the conclusion that REITs with similar market caps have not traded at a multiple discount. In fact, they have traded at a multiple that is consistent with the RevPAR of their portfolio. For those of you that haven’t already seen it, we’ve added a presentation on our website that walks through the spin-off transaction and includes charts showing the high correlation between RevPAR and forward EBITDA multiples. We have not found any other metric that has a correlation to EBITDA multiple as is clearly demonstrated on these charts. Even when examining all the other REIT sectors, there is no correlation between the market cap size and the EBITDA multiple, with the exception of multi-family – however in multi-family, the largest REITs are also the ones with the highest quality assets, so the correlation appears to be coincidental rather than causal.

It is a mystery to us why the belief that EBITDA multiple is influenced by market cap persists among some investors and analysts when we believe the evidence doesn’t give any indication that such a relationship exists with a r2 of only .005.

Throughout our history, we have always favored strategies aimed at enhancing shareholder value. Our analysis here as always, was methodical and extensive. It was this analysis that brought us to this conclusion, that this spin-off will be value enhancing for our stakeholders by creating an exceptional high-growth platform with enhanced access to the capital markets. By creating two separate entities that are able to focus on their respective, well-defined investment strategies, both Ashford Prime and Ashford Trust will be able to capitalize on the attractive lodging industry fundamentals we expect to continue for the next several years.

Now for the quarterly update. For the second quarter of 2013, we reported AFFO per diluted share of $0.55 compared with $0.52 a year ago. It’s important to note that the prior year quarter included $8.0 million of derivative income, which increased AFFO per share by $0.09. In fact, when you exclude derivative income from prior years, this was a record quarter for us in terms of AFFO per share. Hotel operating profit for all hotels increased $6.0 million, or 5.3%, driven by continued RevPAR growth and enhanced operational efficiencies.

During the second quarter, positive supply and demand trends helped fuel ongoing momentum in the U.S. lodging sector’s recovery. Demand continues to rise steadily while new hotel room supply remains at historically low levels. In fact, since existing credit availability for new hotel construction remains limited, PKF continues to forecast low supply growth of 0.8%, 1.0%, and 1.4% for 2013, 2014, and 2015, respectively. PKF also continues to forecast attractive RevPAR growth of 6.1% for 2013, 7.7% for 2014, and 8.5% for 2015. As we’ve stated previously, these projections are based on a gradual economic recovery. So, any acceleration would offer potential upside to these forecasts, which clearly reflect an extended upward trend in this cycle.

Turning to our portfolio performance, RevPAR increased 4.1% in our Legacy portfolio for all hotels, including the Ashford Prime hotels, driven by a 3.8% increase in ADR. Hotel EBITDA Margin increased 82 basis points and Hotel EBITDA flow-through was 59% for all hotels in the Legacy portfolio.
During the quarter, we saw continued improvement in our Highland Hospitality portfolio, with RevPAR growth of 4.5% for all hotels with a 4.7% increase in ADR. Hotel EBITDA Margin increased 12 basis points and Hotel EBITDA flow-through was 37% as we had some significant insurance savings and property tax refunds in the prior year quarter. For the Highland hotels not under renovation, RevPAR growth was 6.0% during the quarter. We are very pleased with these results and continue to implement strategies to unlock the value in these assets.
As previously announced, our Board of Directors declared a dividend of $0.12 per share for the second quarter 2013, which represents an annual rate of $0.48 per share. This covered dividend is well above our peer average. Based upon yesterday’s closing price, the dividend yield is 4.1%, which is among the highest of our peer group.

With that, I will now turn the call over to Kimo to review our financial performance for the quarter.

Financial Review – David Kimichik

Thanks, Monty.

For the second quarter we reported a net loss to common shareholders of $1,385,000, Adjusted EBITDA of $108,818,000 and AFFO of $48,147,000 or $0.55 cents per diluted share.

At quarter’s end, Ashford had total assets of $3.6 billion in continuing operations, and $4.5 billion overall including the Highland portfolio which is not consolidated. We had $2.4 billion of mortgage debt in continuing operations and $3.2 billion overall including Highland. Our total combined debt currently has a blended average interest rate of 5.3%. We currently have 57% fixed rate debt and 43% floating rate debt all of which have interest rate caps in place. The weighted average maturity is 3.4 years.

At quarter’s end, our legacy portfolio consisted of 95 hotels in continuing operations. Additionally we own 71.74% of the 28 Highland hotels in a joint venture. All combined, we currently own a total of 25,715 net rooms.

Hotel operating profit for all hotels, including Highland was up by $6.0 million, or 5.3%, for the quarter

Our share count currently stands at 99.6 million fully diluted shares outstanding which were comprised of 80.6 million common shares and 19 million OP units.

Before I turn the call over to Jeremy I like to mention a few facts concerning Ashford Prime. When Ashford Prime is spun out it will begin with a minimum cash balance of $160 million. Net of our joint ventures, Ashford Prime as of June 30th, had TTM hotel EBITDA of $70.4 million. If you were to estimate it had annual advisory fees and G&A of $9.0 million, the trailing 12 month EBITDA would be $61.4 million and its net debt to EBITDA ratio would be approximately 6.5 times. Well on our way to our stated target of 5.0 times. Non Recourse debt totals $568 million with no maturities until 2017. It will initially have no Preferred stock.

I’d now like to turn it over to Jeremy to discuss our Asset Management accomplishments for the quarter.

Asset Management – Jeremy Welter

Thank you, Kimo. Looking at our performance in the second quarter, I would like to begin by highlighting the excellent results within the Ashford Prime portfolio. RevPAR at the eight properties increased 7.9% in the second quarter, driven primarily by rate which increased 5.4%. Four of the eight hotels experienced RevPAR growth exceeding 12%, led by our Courtyard San Francisco which was up 19.4%. This continues the trend from earlier in the year as the Ashford Prime properties’ RevPAR is up 6.7% year-to-date, again largely driven by a rate increase of 5.1%.

Moving to our Legacy portfolio, RevPAR was up 4.1% driven by rate which increased 3.8%. EBITDA margins increased by 82 basis points while EBITDA flow-through was 59%. In our Highland joint venture, RevPAR increased 4.5% driven entirely by an ADR increase of 4.7%. If you exclude hotels under renovation, RevPAR for Highland was up 6.0%. EBITDA margins increased by 12 basis points while EBITDA flow-through was 37%. It’s important to note that we had significant insurance and property tax savings in the second quarter of last year for both Legacy and Highland. Without these increases, margin improvement would have been 162 basis points for Legacy and 101 basis points for Highland. Total portfolio RevPAR in the second quarter was up 4.2%, excluding our Washington D.C. hotels, total portfolio RevPAR was up 5.2%.

I want to give you some broader color today around our Asset Management initiatives. Starting with the top-line, we are actively engaged with all of our properties regarding appropriate revenue management and sales strategies. In the second quarter alone, the Asset Management team has conducted comprehensive revenue-focused portfolio reviews with our Hilton, Marriott, and Remington managers covering over 97% of our rooms. Recognizing the importance of driving hotel revenues, particularly at this point in the cycle, we recently recruited Sloan Dean to oversee our Revenue Optimization. Sloan joins us from Interstate and he currently serves as the Chair of Hospitality Sales & Marketing Associate International’s Revenue Management Advisory Board.

Drilling down to property-level examples of these revenue optimization strategies from two of our Ashford Prime properties, the Courtyard Seattle Downtown – Lake Union and the Courtyard Downtown San Francisco, we recently worked with the hotels to identify additional premium view rooms. Approximately 36% of total rooms at the two hotels have been removed from the standard inventory. This limits the amount of lower-rated contractual last room availability business. Another example of our successful revenue optimization strategies was at the Courtyard Denver Airport which had an outstanding second quarter with RevPAR up 28.9%. We aggressively reduced lower-rated airline business by approximately 50%, which allowed us to segment into higher-rated group, retail and special corporate business increasing ADR, profitability and ancillary spend.

Staying on the top-line, and moving to ancillary revenues, we recently initiated a broad parking survey of our portfolio.  According to our analysis, we concluded that demand for parking is relatively price inelastic, and based on market rates we identified 22 hotels representing 27% of the total rooms in our portfolio that we believe had the ability to increase parking charges.  In addition, in certain assets we recently began implementing parking charges for the first time, some of which became the first property to charge for parking in their respective market.  Also, as part of this initiative, we are in the process of rebidding our 3rd party parking and valet agreements.  This process is expected to yield approximately $3 million of additional EBITDA per year.  These efforts are emblematic of our broader Asset Management philosophy in which we aggressively and continually push our hotels to operate more efficiently, while seeking new, innovative ways to create value.

Now, let me share some of the results we are seeing at our newest acquisition, the Pier House Resort in Key West. We already knew that the property boasts spectacular views with rare beach access and is in an irreplaceable location. We recently completed an onsite business review with our manager, Remington, and I am pleased to say that we are now even more convinced that we can deliver significant operational upside to this asset.

In the first year alone, Remington's revised cost structure is anticipated to deliver nearly $1 million of expense savings. In addition, our property insurance program which replaced the former property and general liability insurance coverage resulted in annual savings of approximately $400,000. Above and beyond these items, the property’s largest opportunity resides in increasing room revenue. Our team has identified significant cross selling and marketing opportunities targeted for the Pier House and our Crowne Plaza Key West which we believe will lead to very significant RevPAR increases and improved market share for both hotels going forward.

During the quarter we also converted eight hotels from brand managed to franchised. Not only will Remington be able to operate these hotels more efficiently than the previous manager, but we also see franchised hotels sell in the marketplace at a premium multiple and lower cap rate. I’d also like to share some exciting news related to our Crowne Plaza Beverly Hills. Ashford has just agreed to convert the property to a full-service Marriott after the expiration of its current franchise agreement in March of 2015. As part of the new 25-year franchise agreement, an extensive, $25 million PIP is planned. Remington will continue to manage the newly minted Marriott Beverly Hills.

Turning to Capital Expenditures, we continue to strategically invest in our assets spending $36.2 million in the second quarter. We know that our capital allocation process yields solid returns through gains in market share, and I want to share a couple of recent examples. First, we recently completed a fantastic rooms and lobby renovation at our Marriott San Antonio. In the second quarter, that property’s RevPAR was up over 8% with ADR up almost 11%. Also, at our Hilton Santa Fe property we completed a transformational rooms renovation during the second quarter, and the results are already showing. For the second quarter, RevPAR increased more than 35% in a relatively flat market as the property increased its market share by 2,200 basis points in the quarter. Again, it is our belief that a prudent and rigorous capital expenditure allocation process is and will be an effective element of our broader Asset Management philosophy. Thank you, and now I’ll turn it over to Douglas.

Capital Market Strategies – Douglas Kessler

Thank you Jeremy. During the second quarter, we continued to focus on investment strategies designed to increase our RevPAR performance and EBITDA flows while also continuing to strengthen our capital structure both to pursue attractive market opportunities and in anticipation of the spin-off of Ashford Prime.

Looking at our strategic investment activities during the quarter, in April we announced that, along with our joint venture partner, we entered into a series of agreements with the City of Nashville and Davidson County relating to the 673-room Renaissance Nashville Hotel. This hotel is part of our Highland Hospitality portfolio of which Ashford has a 72% ownership interest. The Agreements include converting the joint venture’s leasehold interest in the hotel, which was set to expire in 2087, to fee simple ownership, extending the current lease term of some adjacent facilities to 2112, and entering into a new, 30-year lease for 80,000 square feet of meeting space and pre-function space located at the existing Nashville

Convention Center, which is adjacent to the hotel, all at no cost to the joint venture. The new lease provides us with additional meeting space, so the hotel will now be able to offer over 110,000 square feet of self-contained meeting and pre-function space to accommodate larger groups.

In May, we completed the acquisition of the 142-room Pier House Resort and Spa in Key West, FL for $90 million in cash or $634,000 per key. Prior to this, it had been over two years since we acquired a hotel. With the attractive nature of the Key West market and its high barriers to entry, we were very excited to add this high RevPAR hotel to our portfolio. Also, the purchase price represents a trailing 12-month cap rate of 6.2% on net operating income and an EBITDA multiple of 14.3x. After completing our operational synergy analysis assuming Remington was managing the hotel for the previous twelve months, we estimate that both net operating income and EBITDA would have been approximately 35% higher than the actual trailing 12-months. This equates to a pro forma trailing 12-month cap rate of 8.4% and a pro forma EBITDA multiple of 10.5x. In 2012, the hotel achieved RevPAR of $276, with occupancy of 83% and an Average Daily Rate of $334. So, this acquisition has upgraded our overall portfolio in terms of asset quality, while also providing both short-term and long-term accretion to our corporate model. And, with its recent $12 million renovation, the hotel has minimal cap ex needs. As Jeremy outlined, we also anticipate significant revenue enhancement opportunities and cost savings through synergies with Remington’s existing presence in the market. We anticipate this asset will be sold from Ashford Trust to Ashford Prime in the fourth quarter for its cost plus related expenses.

We were able to act quickly on this opportunity due to our industry experience and the excess cash balance we have built up over time. We believe it remains an opportune time in the lodging cycle for acquisitions and we are actively pursuing attractive hotel investments. However, any potential acquisition must be accretive to future anticipated share prices. Along those lines, we also believe our proposed Ashford Prime portfolio will be able to pursue certain attractive opportunities that do not currently fit with Ashford Trust given Trust’s higher cost of capital.

Turning to our capital structure, in June our Board approved a plan to spin-off an 80% ownership interest in an 8-hotel portfolio to holders of Ashford Trust common stock in the form of a taxable special dividend, which is expected to be comprised of common stock in Ashford Prime. This distribution will be made on a pro rata basis to holders of Ashford Trust common stock as of the distribution record date. We expect the record date for this distribution to be determined in mid-September and the distribution to take place in late September. Ashford Prime is expected to qualify as a real estate investment trust for federal income tax purposes, and intends to file an application to list its shares of common stock on the New York Stock Exchange, under the symbol “AHP.”

Related to this transaction, we recently closed a follow-on public offering of 12.25 million shares of common stock at a gross price of $12.00 per share. The cash raised in this offering will be contributed to Ashford Prime in connection with the spin-off, which will be a big step in getting Ashford Prime closer to its target net debt plus preferred equity to EBITDA ratio target of 5.0x. By positioning Ashford Prime closer to it targeted leverage level, our hope is that it will result in Ashford Prime receiving a better valuation multiple resulting in net accretion to Ashford Trust shareholders. Keep in mind that during the downturn we bought back over 70 million shares at an average price of around $3 per share. By selling these 12.25 million shares back into the market at $12 we locked in a significant gain on that investment for our shareholders.

We are very excited about the prospects for both Ashford Trust and Ashford Prime and are confident that both companies will be well positioned to implement their respective investment strategies. We believe that by unlocking the latent value of these high RevPAR assets, Ashford Prime will be very attractive to a broad range of investors. This, combined with its lower leverage profile should afford Ashford Prime greater access to the capital markets, which will give us more flexibility to pursue accretive investment opportunities. In August, Ashford Trust will celebrate its 10th year as a public company. We started as a blind pool IPO that raised a little over $200 million and sit here today, 10 years later, with approximately $5.2 billion in gross assets. The entire management team that took this company public ten years ago is still here. We have a 10-year proven track record of delivering significant asset growth while achieving superior shareholder returns. We will continue to seek to grow the value of our shareholders’ investment and keep in mind, as 19% owners of both platforms, this management team is highly aligned with all of you.

That concludes our prepared remarks and we will now open it up for your questions.

Q&A

Ending – Monty Bennett

Thank you all for your participation today. We look forward to speaking with you again on our next call.

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